THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT AND/OR APPLICABLE STATE SECURITIES LAWS, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

NON-NEGOTIABLE CONVERTIBLE PROMISSORY NOTE

$[ ]	[Date]

FOR VALUE RECEIVED, the undersigned, Transportation And Logistics Systems, Inc. (the “Company”), promises to pay to the order of [Name] (the “Holder”) the principal sum of [Dollar Amount] US Dollars ($[ ]), together with interest as provided below, both principal and interest being payable at the address of the Holder specified herein or at such other place as Holder may, from time to time, provided to the Company in writing. The loan proceeds from Holder shall be used by the Company solely for Working Capital.

1. Maturity & Payment. Commencing on April 11, 2019, and continuing on the eleventh (11th) day of each month thereafter, payments of interest only on the outstanding principal balance of this Note shall be due and payable. Commencing on October 11, 2019 and continuing on the eleventh (11th) day of each month thereafter through March 11, 2021, payments of principal and interest shall made in accordance with the amortization schedule set forth on Exhibit A. If not sooner converted as provided in Section 3, the principal amount of this Note and all accrued, but unpaid interest hereunder shall be due and payable on the earlier to occur of (i) April 11, 2021 (the “Maturity Date”), or (ii) an Event of Default (as defined below). The payment of all or any portion of the principal and accrued interest may be paid prior to the Maturity Date.

2. Interest. Interest shall accrue with respect to the unpaid principal sum identified above until such principal is paid or converted as provided below at a rate equal to eighteen percent (18%) per annum compounded annually commencing on the date hereof. All past due principal and interest on this Note shall bear interest from maturity of such principal or interest (in whatever manner same may be brought about) until paid at the lesser of (i) twenty percent (20%) per annum, or (ii) the highest non-usurious rate allowed by applicable law. Notwithstanding the foregoing and all other provisions hereof, in no event shall the interest payable hereon, whether before or after maturity, exceed the maximum interest which, under applicable law, may be charged hereon.

3. Conversion. This Note may be converted by Holder at any time in principal amounts of $100,000 in accordance with the terms herein by delivery of written notice to the Company, into that number of shares of common stock equal to the amount obtained by dividing the portion of the aggregate principal amount of this Note that is being converted by $1.37 (the closing price per share on the date hereof). This Note is convertible only in the sole discretion of Holder. Holder may elect to convert the Note as described herein at any time up to and including the time that the Company presents the funds to Holder for payment.

4. Mechanics of Conversion. The Company shall not be obligated to issue certificates evidencing the shares of the securities issuable upon conversion in accordance with Section 3 hereof unless either (i) Holder delivers this Note to Company or its transfer agent for cancellation by Company, or (ii) if Holder notifies Company or its transfer agent that this Note has been lost, stolen or destroyed, Holder executes and delivers to the Company an agreement satisfactory to Company to indemnify Company from any loss incurred by it in connection with such Note. Company shall, as soon as practicable after such delivery, or such agreement and indemnification, issue and deliver at such office to Holder, a certificate or certificates for the securities to which Holder shall be entitled and a check payable to Holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of the securities and for accrued interest on the Note, if applicable.

5. Fractional Shares; Effect of Conversion. No fractional shares shall be issued upon conversion of this Note. In lieu of Company’s issuing any fractional shares to Holder upon the conversion of this Note, Company shall pay to Holder an amount equal to the product obtained by multiplying (i) the price per share at which this Note is converted into the equity securities of Company pursuant Section 3 hereof by (ii) the fraction of a share not issued pursuant to the previous sentence. Upon conversion of this Note in full and the payment of the amounts specified herein in connection with such conversion, Company shall be forever released from all of its obligations and liabilities under this Note.

6. Default; Remedies. An “Event of Default” shall constitute the occurrence of any one or more other following conditions: (i) the Company’s breach of any term or condition of this Note, including, but not limited to, any failure to pay any payment of principal or interest as and when due in accordance with the terms of this Note and such payment remains unpaid for a period of five (5) business days following the due date thereof; (ii) any representation or warranty made by the Company to the Holder under this Note proves to have been false in any material respect when made or furnished the Company (iii) the Company shall (A) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (B) admit in writing its inability to pay its debts generally as they mature, (C) make a general assignment for the benefit of its or any of its creditors, (D) be dissolved or liquidated or (E) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it; or (iv) proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company, or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within sixty (60) days of commencement. Other than a default on any payments due from Company to Holder hereunder, Holder shall provide written notice to the Company of any Event of Default and the Company shall have thirty (30) days to cure such Event of Default following written notice of such Event of Default from Holder (or such longer period as may be required to perform the requirement if the Company commences performance within said 30-day period and thereafter diligently works to complete same). In the event of a default on any payment when due hereunder, Holder may declare the entirety of this Note, principal and interest, immediately due and payable without any notice, demand, presentment for payment, notice of non-payment, protest, notice of protest, notice of intention to accelerate or notice of acceleration, and failure to exercise said option shall not constitute a waiver on the part of Holder of the right to exercise the same at any other time.

7. Waivers by Company. Company waives demand, presentment, notice of protest, notice of demand, dishonor, diligence in collection and notices of intention to accelerate maturity in connection with an Event of Default. Any such acceleration shall be automatically effectuated by Company by making an entry to such effect in its records, in which event the unpaid balance on this Note shall become immediately due and payable without demand or notice.

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8. Usury. All agreements between the Company and Holder, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever, whether by acceleration of the maturity of this Note or otherwise, shall the amount paid, or agreed to be paid, to Holder for the use, forbearance or detention of the money to be loaned under this Note or otherwise, exceed the maximum amount permissible under applicable law. If from any circumstances whatsoever fulfillment of any provision of this Note or of any other document evidencing, securing or pertaining to the indebtedness evidenced by this Note, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstances Holder shall ever receive anything of value as interest or deemed interest by applicable law under this Note or any other document evidencing, securing or pertaining to the indebtedness evidenced by this Note or otherwise an amount that would exceed the highest lawful rate, such amount that would be excessive interest shall be applied to the reduction of the principal amount owing under this Note or on account of any other indebtedness of the Company to Holder relating to this Note, and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal of this Note and such other indebtedness, such excess shall be refunded to the Company. In determining whether or not the interest paid or payable with respect to any indebtedness of the Company to Holder, under any specific contingency, exceeds the highest lawful rate, the Company and Holder shall, to the maximum extent permitted by applicable law, (i) characterize any nonprincipal payment as an expense, fee or premium rather than as interest, (ii) amortize, prorate, allocate and spread the total amount of interest throughout the full term of such indebtedness so that the actual rate of interest on account of such indebtedness is uniform throughout the term of such indebtedness, and/or (iii) allocate interest between portions of such indebtedness, to the end that no such portion shall bear interest at a rate greater than that permitted by law. The terms and provisions of this Section shall control and supersede every other conflicting provision of all agreements between the Company and Holder. Each party has been advised by the other to seek the advice of an attorney and an accountant in connection with the issuance of this Note. Each party has had the opportunity to seek the advice of any attorney and accountant of such party’s choice in connection with issuance of this Note.

9. Headings. The headings in this Note are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

10. Governing Law. This Note shall be construed in accordance with and governed by the internal laws of the State of New York without regard to the conflicts of law principles thereof.

11. Notices. All notices and other communications required or permitted under this Note shall be in writing and shall be delivered personally by hand or by courier, mailed by United States first-class mail, postage prepaid, or sent by electronic mail directed (a) if to the Holder, at the Holder’s address or electronic mail address set forth in the Subscription Agreement, or at such other address or electronic mail address as the Holder may designate by ten (10) days’ advance written notice to the Company or (b) if to the Company, to its address or electronic mail address set forth on its signature page to this Note and directed to the attention of the President, or at such other address or electronic mail address as the Company may designate by ten (10) days’ advance written notice to the Holder. All such notices and other communications shall be effective or deemed given upon personal delivery, on the date of mailing or upon confirmation of electronic mail delivery. With respect to any notice given by the Company under any provision of the Texas Business Organizations Code or any other governing document of the Company, the Holder agrees that such notice may be given by electronic mail.

12. Successors and Assigns. This Note is non-negotiable and may not be sold, assigned, or otherwise negotiated by either party to any person or entity without the prior written consent of the non-assigning party, which the non-assigning party may withhold in their sole reasonable discretion. Any purported transfer or assignment without such permission to assign or transfer any rights, duties, or obligations that arise under this Note shall be void. Subject to the foregoing and except as otherwise provided herein, the provisions of this Note shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the Company and the Holder.

COMPANY:

Transportation And Logistics Systems, Inc.

Steve Yariv,
Chief Executive Officer

Address:
Transportation And Logistics Systems, Inc.
2833 Exchange Court, Suite A
West Palm Beach, Florida 33409
Attn: Chief Executive Officer
Email: steve@dcat.com

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Exhibit A

Date	Interest	Principal	Payment
April 11, 2019
May 11, 2019
June 11, 2019
July 11, 2019
August 11, 2019
September 11, 2019
October 11, 2019
November 11, 2019
December 11, 2019
January 11, 2020
February 11, 2020
March 11, 2020
April 11, 2020
May 11, 2020
June 11, 2020
July 11, 2020
August 11, 2020
September 11, 2020
October 11, 2020
November 11, 2020
December 11, 2020
January 11, 2021
February 11, 2021
March 11, 2021

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